NOVATION OF

AMENDED AND RESTATED SUBADVISORY AGREEMENT

DIREXION FUNDS

This Novation of the Amended and Restated Subadvisory Agreement (as defined below) (“Novation”) is entered into as of June 1, 2023, by and among Rafferty Asset Management, LLC, a New York limited liability company (“New York LLC”), Rafferty Asset Management, LLC, a Delaware limited liability company (“Delaware LLC”) and Hilton Capital Management, LLC (the “Subadviser”), on behalf of the Hilton Tactical Income Fund (the “Fund”), a series of the Direxion Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”).

WITNESSETH:

WHEREAS, the New York LLC retained Subadviser to perform certain investment subadvisory services for the Fund pursuant to the Amended and Restated Subadvisory Agreement, dated July 21, 2014, by and between New York LLC and the Subadviser on behalf of the Fund (the “Agreement”);

WHEREAS, New York LLC intends to change its domicile to Delaware, becoming the Delaware LLC (“Redomiciliation”);

WHEREAS, New York LLC is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and Delaware LLC will succeed to the registration of New York LLC by filing an amendment by succession to New York LLC’s Form ADV within 30 days of the Redomiciliation;

WHEREAS, New York LLC, Delaware LLC, Subadviser and the Fund desire that Delaware LLC be substituted for New York LLC under the Agreement in connection with the Redomiciliation, which does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, New York LLC desires to effect a novation of the Agreement so that Delaware LLC is substituted for New York LLC as a party to the Agreement and New York LLC is released from its obligations under the Agreement;

WHEREAS, Delaware LLC desires to accept the novation of the Agreement;

WHEREAS, the Subadviser desires to consent to such novation;

WHEREAS, the Trust, on behalf of the Fund, desires to consent to such novation;

WHEREAS, the Board of Trustees of the Trust, on behalf of the Fund, has approved such novation; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Novation and Acceptance. Subject to the terms and conditions contained herein, New York LLC hereby effects a novation of the Agreement to substitute Delaware LLC for New York

LLC as a party to such agreement, and the Subadviser hereby consents to such novation and hereby releases New York LLC from all of its duties and obligations under the Agreement, and Delaware LLC hereby accepts such novation and hereby releases New York LLC from all of its duties and obligations under the Agreement and assumes all rights, duties and obligations of New York LLC under the Agreement.

2.

Duration and Termination. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 7 of the Agreement are satisfied or until terminated in accordance with the Agreement.

3.

No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Agreement for purposes of Section 7 of the Agreement or the 1940 Act, and that the Agreement, as so novated, shall remain in full force and effect after the Novation.

4.	Technical Amendment. The parties agree that all references in the Agreement to New York LLC shall hereby be changed to Delaware LLC.

5.	Execution in Counterparts. The Novation may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused the Novation to be signed by their respective officers thereunto authorized, as of the day and year first above written.

RAFFERTY ASSET MANAGEMENT, LLC
(NEW YORK LLC)

By:	/s/ Angela Brickl
Name:	Angela Brickl
Title:	CEO

RAFFERTY ASSET MANAGEMENT, LLC
(DELAWARE LLC)

By:	/s/ Angela Brickl
Name:	Angela Brickl
Title:	CEO

HILTON CAPITAL MANAGEMENT, LLC

By:	/s/ Barbara Martens
Name:	Barbara Martens
Title:	COO

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